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                                                                     EXHIBIT 11

                        COMPUTER TASK GROUP, INCORPORATED

                    COMPUTATION OF DILUTED EARNINGS PER SHARE
                  UNDER THE TREASURY STOCK METHOD SET FORTH IN
               STATEMENT OF FINANCIAL ACCOUNTING STANDARDS NO. 128
                              "EARNINGS PER SHARE"

                  (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                                         QUARTER ENDED
                                                                    MARCH 31,        MARCH 26,
                                                                      2000              1999
                                                                    ---------        ---------
Weighted-average number of shares outstanding during period            16,076          16,424
Common Stock equivalents -
       Incremental shares under stock options plans                       183             403
                                                                     --------         -------

Number of shares on which diluted earnings per share is based          16,259          16,827
                                                                     ========         =======

Net income (loss) for the period                                     $ (4,771)        $ 4,699
                                                                     ========         =======

Diluted earnings (loss) per share                                    $  (0.29)        $  0.28
                                                                     ========         =======
Basic earnings (loss) per share                                      $  (0.30)        $  0.29
                                                                     ========         =======